                     SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                  USLIVE Income Fund, Inc.
 .................................................................
     (Name of Registrant as Specified in Its Charter)

                 Ernest Horejsi Trust No. 1B
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:

     ............................................................

     (2) Aggregate number of securities to which transaction applies:

     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     .......................................................

     (4) Proposed maximum aggregate value of transaction:

     .......................................................

     (5)  Total fee paid:

     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          .......................................................

          (2) Form, Schedule or Registration Statement No.:

          .......................................................

          (3) Filing Party:

          .......................................................

          (4) Date Filed:

          .......................................................

                                STEWART HOREJSI
                               200 SOUTH SANTA FE
                              SALINA, KANSAS 67401

Dear Fellow Shareholder:

    I am writing this letter on behalf of the ERNEST HOREJSI TRUST NO. 1B (the 'Trust'), the largest shareholder of the USLIFE Income Fund, Inc. (the 'Fund'), owning more than 20% of the Fund's stock.


    The Fund's management is asking you to approve a new investment advisory contract between the Fund and The Variable Annuity Life Insurance Company ('VALIC'), the Fund's existing investment adviser, at the Annual Shareholder Meeting scheduled for October 30, 2001. Shareholder approval is required because American International Group, Inc. has acquired VALIC's parent corporation, American General Corporation. Under federal law, closing of this transaction resulted in an automatic termination of VALIC's current advisory contract with the Fund.


    The Trust strongly opposes any new contract with VALIC based on what it believes to be VALIC's poor performance in advising the Fund. We view the automatic termination of the existing advisory contract as an opportunity for the Fund to seek a new investment adviser that has a better performance record.


    THE TRUST RECOMMENDS THAT THE FUND'S SHAREHOLDERS VOTE AGAINST PROPOSAL 2 TO APPROVE THE NEW INVESTMENT ADVISORY CONTRACT BETWEEN THE FUND AND VALIC. Please sign, date and return the enclosed WHITE proxy card in the envelope provided and vote against this proposal. If you return the Fund's blue proxy card, and you subsequently want to change your vote, you have the right to revoke your proxy and vote against Proposal 2 by signing, dating and mailing a later dated WHITE proxy card in the envelope provided.



    If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in the solicitation, toll-free at (800) 322-2885.



    PLEASE VOTE AGAINST PROPOSAL 2, AND SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE THAT IS PROVIDED.


                                           Sincerely yours,
                                           STEWART R. HOREJSI

                                           STEWART R. HOREJSI

                         PROXY STATEMENT IN OPPOSITION
                                       TO
                   THE SOLICITATION BY THE BOARD OF DIRECTORS
                                       OF
                            USLIFE INCOME FUND, INC.


                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 30, 2001

To Our Fellow Shareholders:


    The ERNEST HOREJSI TRUST NO. 1B (the 'Trust') is sending this proxy statement and the enclosed WHITE proxy card to holders of shares of common stock, par value $1.00 per share, of USLIFE Income Fund, Inc., a Maryland corporation (the 'Fund'). This proxy is not solicited by the Fund. This proxy statement relates to our solicitation of proxies for use at the Annual Meeting of shareholders of the Fund scheduled to be held on Tuesday, October 30, 2001 at 2:00 p.m., local time, and any and all adjournments or postponements thereof. The Fund's Annual Meeting will be held in Meeting Room 1 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019. This proxy statement and the accompanying WHITE proxy card will first be sent to Fund shareholders on or about September 20, 2001.



    The Fund has scheduled two matters for votes at the Annual Meeting:



    1. The election of three directors of the Fund; and



    2. The approval of a new investment advisory agreement between the Fund and The Variable Annuity Life Insurance Company ('VALIC'), the Fund's existing investment adviser. THE TRUST IS SOLICITING YOUR PROXY TO VOTE AGAINST PROPOSAL 2. We are not making any recommendation with respect to Proposal 1.

                          REASONS FOR THE SOLICITATION

    The primary reason for this solicitation is the Fund's poor performance. Here are a few of the more illuminating specifics:


     THE FUND'S AVERAGE ANNUAL TOTAL RETURN ON NET ASSETS WAS ONLY 0.45% FOR THE THREE-YEAR PERIOD ENDING JUNE 30, 2001. The Trust has owned the Fund's common stock since June 29, 1998, and has invested more than $10.1 million in 1,146,600 shares of the Fund. Because of this significant share ownership, the Trust has a strong interest in advocating better Fund performance.



     THE FUND'S NET ASSET VALUE PER SHARE DECLINED FROM $10.75 TO $8.65 FOR THE SAME THREE-YEAR PERIOD, A DROP OF $2.10 PER SHARE OR 19.5%. During this same 3-year period, shareholders received dividends totaling $2.22 per share, for a total net positive return of only $0.12 per share over 3 years.



     THE FUND LOWERED ITS QUARTERLY DIVIDEND TWICE IN THE LAST YEAR. These two cuts amounted to a reduction in annual shareholder income of approximately 10.5%, from $0.76 to $0.68 per share.



     THE FUND'S OWN BENCHMARK PRODUCED A 50% GREATER RETURN THAN DID VALIC'S MANAGEMENT FOR THE 12 MONTHS ENDING JUNE 30, 2001. According to the Fund's own annual report for the year ending June 30, 2001, the Fund's total return on net asset value (NAV) of 4.41% was soundly beaten by its own stated benchmark, a blend of Merrill Lynch High Yield US Corporate and US Government Indices, which returned 6.59%. This means that matching the benchmark would have yielded 50% more to the Fund's shareholders than VALIC's performance did. THIS IS THE THIRD YEAR IN A ROW THAT THE FUND HAS UNDERPERFORMED ITS OWN BENCHMARK INDEX since VALIC took over as the adviser to the Fund in September 1997.



     IN 1999, THE FUND'S TOTAL RETURN ON NET ASSET VALUE, AFTER EXPENSES OF 1.12%, WAS 0.64%, WHILE THE TWO INDICES USED BY THE FUND TO COMPARE ITS PERFORMANCE RETURNED 2.71% AND 0.94%. In its letter to shareholders that year, Fund management reported that returns 'compared favorably' to these benchmark indices. It's difficult to understand how getting beaten by a chosen benchmark by more than four-fold can be viewed as 'favorable.' Although the Fund's total return on 'market value' was 7.85% during the same period, the Trust believes that the Fund's return on net asset value is a better measure of an adviser's performance than the Fund's return on market value.



     OUT OF THE 138 ISSUERS WHOSE SECURITIES ARE CURRENTLY HELD BY THE FUND, 7 HAVE DECLARED BANKRUPTCY OR CEASED INTEREST PAYMENTS ON THE UNDERLYING BONDS. These 7 issuers represent 5.0% of the 138 issuers whose securities are held by the Fund. The remaining value of the Fund's assets attributable to these 7 issuers was only $201,000 on June 30, 2001, with an indicated par value of $4,130,000. The remaining value of $201,000 represented .4% of the Fund's total net asset value of $48,990,000 on June 30, 2001. These facts suggest a couple of things to us -- either these issues were bought prior to the bankruptcies, indicating poor credit analysis; or they were bought after the bankruptcies, indicating that VALIC is risking shareholders' money investing in speculative bankrupt issuers. Neither of these alternatives represents the kind of management we think is appropriate for the Fund.



     According to the Fund's most recent Annual Report, during the 2001 fiscal year APPROXIMATELY $1 MILLION OF CAPITAL LOSS CARRYFORWARDS EXPIRED. This represents the permanent loss of a substantial shareholder asset. It is alarming that over a seven year period VALIC has been unable to muster enough gains to offset the Fund's losses. Moreover, additional valuable loss carryforwards will continue to expire in future years if VALIC manages the Fund as it has in the past.



     NONE OF THE FUND'S DIRECTORS HAS INVESTED IN THE FUND. We believe that all directors should have a personal financial investment in the Fund, just as shareholders do. In our opinion, shareholders of the Fund may want to take into account in their vote on the VALIC advisory contract that the Fund's directors do not have a personal financial incentive to maximize the Fund's returns.



    The Trust believes that the Fund's existing investment adviser, VALIC, is largely to blame for the Fund's recent poor financial performance and strongly opposes the approval of a new advisory contract with this same adviser. The Trust views the automatic termination of the existing advisory agreement as an opportunity for shareholders to replace VALIC with an investment adviser that has a better performance record. If Proposal 2 is defeated, we do not know what action the Fund's Board of Directors will take. We hope that they will find another adviser who will produce better returns for the Fund's shareholders. We hope that, if Proposal 2 is defeated, the Board would consider appointing Boulder Investment Advisers, LLC (which is affiliated with the Trust) as adviser to the Fund. VOTING AGAINST PROPOSAL 2 WILL NOT RESULT IN Boulder Investment Advisers, LLC becoming the adviser to the Fund. That would required the preparation of a new advisory agreement, Board approval, and a separate vote by the Fund's shareholders.



    For these reasons, the Trust recommends that the Fund's shareholders vote AGAINST Proposal 2. A summary of Proposal 2 is included in the section entitled 'Summary of Proposals' in this proxy statement.


                         BACKGROUND TO THE SOLICITATION

    The Trust is a substantial owner of the Fund's shares, holding a 20.24% equity position. The Trust has been an active and vocal investor in the Fund since June 1998. Over the past three years, we have become increasingly disappointed with the lackluster performance of the Fund and its investment adviser.

    In 1999, the Trust sought unsuccessfully to have four of its nominees elected to the Fund's Board of Directors. The Trust also proposed changing the Fund's investment objective to total return and permitting the Fund to invest in equity, as well as fixed income, securities -- changes similar to those implemented by the Trust, together with certain other Horejsi family trusts, for the Boulder Total Return Fund, Inc. (prior to August 27, 1999, Preferred Income Management Fund, Inc.), an investment company managed by Mr. Horejsi. The following year, the Trust led a successful shareholder effort to defeat a proposal by the Fund to permit the Fund to leverage its portfolio by borrowing money and issuing shares of preferred stock.

    On December 21, 2000, in an effort to encourage better performance by the Fund, Mr. Horejsi, on behalf of the Trust, sent a letter to the Board of Directors of the Fund urging a termination of the advisory agreement with VALIC. In the alternative, the letter suggested reducing the Board to five members, resignation of existing Board members and appointment of the independent directors of the Boulder Total Return Fund to fill the vacant slots until elections could be held. On January 9, 2001, legal counsel for the independent directors of the Fund sent a letter to the Trust responding to Mr. Horejsi's letter indicating the Board's refusal to reconsider the Fund's advisory agreement with VALIC prior to its next approval.


    On July 11, 2001, legal counsel for the Fund contacted the Trust to indicate that shareholder approval may be required for a new advisory contract in connection with the anticipated change of control of VALIC. Fund's counsel sought the Trust's support in retaining VALIC as the Fund's adviser. In response to the solicitation, on July 13, 2001, the Trust indicated to the Fund's counsel that, in light of VALIC's poor performance, the Trust would oppose any proposal to approve a new advisory contract with VALIC. In addition, the Trust indicated that it would favor the Fund retaining Boulder Investment Advisers, LLC as the investment adviser for the Fund. In this regard, Boulder Investment Advisers, LLC would be willing to consider providing a $250,000 credit to the Fund against fees to be earned under an advisory contract between Boulder Investment Advisers, LLC and the Fund, if Boulder Investment Advisers, LLC were to become the adviser to the Fund.


    The Trust, together with a group of other trusts for the benefit of certain members of the Horejsi family (collectively, the 'Trusts'), has substantial investments in two other closed-end mutual funds called the Boulder Total Return Fund and First Financial Fund, Inc. The Trusts successfully took control of the Boulder Total Return Fund in January, 1999.


    Stewart Horejsi, an investment consultant to the Trusts, is also the portfolio manager for Boulder Investment Advisers, LLC, the adviser to the Boulder Total Return Fund. The Boulder Total Return Fund has operated under that name and with the investment objectives of growth and income, with Boulder Investment Advisers, LLC as its adviser, since August 1999. Under Mr. Horejsi's guidance,

Boulder Total Return Fund achieved the # 1 ranking for year 2000, based on total return, in Lipper's closed-end fund standard category of 'Growth & Income' funds, out of a total seven funds in that category. In the most recent calendar quarter, ending June 30, 2001, the Boulder Total Return Fund was ranked second out of six funds in Lipper's closed-end fund standard category of 'Value' funds. These rankings within a particular fund category may not be indicative of the fund's standing among equity funds overall. The ranking achieved by the Boulder Total Return Fund does not indicate or provide any assurance that the Fund could achieve a similar ranking if Boulder Investment Advisers, LLC were the adviser to the Fund. The Boulder Total Return Fund has different investment objectives from the Fund. The ranking indicates the relative success of the Boulder Total Return Fund for the year 2000 in the defined category. Mr. Horejsi is also a director of the Boulder Total Return Fund.



    Finally, we note from the Fund's most recent proxy statement that 'as of the record date, no director or executive officer of the Fund owned, directly or beneficially, any Fund shares.' In contrast, the Trust advocates and believes that directors who own their fund's shares and thus have a financial stake in their fund's performance will take a more proactive role in acting as shareholder 'watchdogs' and encouraging performance.


                              SUMMARY OF PROPOSALS


    The following is a summary of the two matters that are scheduled to be voted upon at the Annual Meeting and is based upon the information provided in the Fund's preliminary proxy statement filed with the United States Securities and Exchange Commission on September 5, 2001 (the 'Fund's Preliminary Proxy Statement').


PROPOSAL 1: ELECTION OF DIRECTORS


    The Fund's Board of Directors has nominated three nominees as directors for election at the 2001 Annual Meeting: Judith L. Craven, Norman Hackerman and Ben
H. Love. The Trust is not making any recommendation with respect to Proposal 1.


PROPOSAL 2: APPROVAL OF A NEW ADVISORY CONTRACT


    VALIC, the Fund's investment adviser, was a wholly-owned subsidiary of American General Corporation. On August 29, 2001, American International Group, Inc. ('AIG') acquired American General Corporation. VALIC became a subsidiary of AIG. Pursuant to the Investment Company Act of 1940, as amended (the '1940 Act'), the change of control of VALIC results in the assignment and automatic termination of the investment advisory agreement between the Fund and VALIC.



    The Fund's Board has approved and recommended shareholder approval of a new advisory agreement between the Fund and VALIC, which would take effect immediately upon approval by the shareholders. According to the Fund's Preliminary Proxy Statement, the terms of the new investment advisory agreement with VALIC would be the same in all material respects to those of the previous advisory agreement between the Fund and VALIC, including the fees charged. The Fund's Preliminary Proxy Statement describes the proposed advisory agreement. See 'Proposal 2: Approval of New Investment Advisory Agreement, Description of the New Advisory Agreement' of the Fund's Preliminary Proxy Statement. According to the Fund's Preliminary Proxy Statement, as compensation for VALIC's services under the proposed advisory agreement, the Fund will pay VALIC at a fee rate that is the same as under the previous advisory agreement with VALIC. For the Fund's fiscal year ended June 30, 2001, the Fund paid VALIC advisory fees in the amount of $349,267.



    All of the information in this proxy statement about the proposed advisory agreement and the fees paid to VALIC is based upon information in the Fund's Preliminary Proxy Statement and the Trust cannot confirm the accuracy or completeness of the information or advise shareholders whether this information may change. The Fund is expected to file with the SEC and mail to shareholders definitive proxy materials, including a definitive proxy statement, which should include a final and complete description of the proposed advisory agreement.

    Any new advisory agreement the Fund enters into, whether with VALIC or a new investment adviser, is required to be approved by the Fund's shareholders. The Fund's Board of Directors has approved an interim investment advisory agreement with VALIC. However, in accordance with Rule 15a-4 promulgated by the Securities and Exchange Commission (the 'SEC') pursuant to the 1940 Act, such an interim agreement that has not been approved by shareholders is valid only for 150 days.



    If Proposal 2 is defeated, we do not know what action the Fund's Board of Directors will take. We hope that they will find another adviser who will produce better returns for the Fund's shareholders. We hope that, if Proposal 2 is defeated, the Board would consider appointing Boulder Investment Advisers, LLC as adviser to the Fund. VOTING AGAINST PROPOSAL 2 WILL NOT RESULT IN Boulder Investment Advisers, LLC becoming the adviser to the Fund. That would require the preparation of a new advisory agreement, Board approval, and a separate vote by the Fund's shareholders.



    The Trust recommends that the Fund's shareholders vote AGAINST Proposal 2 for the reasons stated in the section entitled 'Reasons For The Solicitation,' above.




                             PROXY CARDS AND VOTING


    Both of the proposals that are scheduled to be voted upon at the Annual Meeting are included on the Trust's WHITE proxy card. If you wish to vote on the proposals, you may do so by completing and returning a WHITE proxy card. A WHITE proxy card that is returned to the Trust or its agent will be voted as you indicate on the card. If a WHITE proxy card is returned without a vote indicated, the shares represented thereby will be voted AGAINST Proposal 2 and to 'withhold' on Proposal 1.


    Discretionary authority is provided in the proxy sought hereby as to other business as may properly come before the meeting, of which the Trust is not aware as of the date of this proxy statement, and matters incident to the conduct of the Annual Meeting, which discretionary authority will be exercised in accordance with Rule 14a-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended.

VOTING QUORUM


    Only shareholders of record on August 2, 2001 will be entitled to vote at the Annual Meeting. According to information contained in the Fund's 2001 proxy statement, there were 5,663,892 shares of common stock issued and outstanding as of the August 2, 2001 record date. Holders of record on August 2, 2001 will be entitled to cast one vote on each matter for each share of common stock held. Shares of common stock do not have cumulative voting rights. Proposal 1 (with respect to the election of directors) requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present. Proposal 2, the proposed approval of a new investment advisory agreement, requires the affirmative vote of the lesser of (a) 67% of the shares present at the Annual Meeting if a quorum is present, or (b) more than 50% of the outstanding shares of the Fund.



    Broker non-votes are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and shares with respect to which the broker does not have discretionary voting authority. Under Maryland law, abstentions and broker non-votes are counted as shares present for purposes of determining whether a quorum is present, but are not counted as votes 'for' or 'against' a matter and will be disregarded in determining the 'votes cast' on a proposal, including any adjournment. Accordingly, abstentions and broker non-votes effectively will be a vote against adjournment or against any proposal (such as Proposal 2) for which the required vote is a percentage of the outstanding shares.


    Under the Fund's By-Laws, a quorum for the transaction of business is constituted by the presence in person or by proxy of a majority of the outstanding shares of the Fund entitled to vote at the meeting.

REVOCATION OF PROXIES


    You may revoke any proxy given in connection with the Annual Meeting (whether given to the Fund or to the Trust) at any time prior to the voting of your proxy at the Annual Meeting by executing and delivering a later dated proxy to the Trust or the Fund or their solicitation agents, by voting in person at the Annual Meeting, or by delivering a written revocation of your proxy to the Secretary of the Fund or to the presiding officer at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke a proxy.


    There is no limit on the number of times that you may revoke your proxy prior to the Annual Meeting. Only the latest dated, properly signed proxy card will be counted.


    THE WHITE PROXY CARD CONTAINS ALL OF THE PROPOSALS THAT ARE SCHEDULED TO BE VOTED UPON AT THE ANNUAL MEETING. IF YOU WISH TO VOTE, YOU MAY DO SO BY COMPLETING AND RETURNING A WHITE PROXY CARD. A WHITE PROXY CARD THAT IS RETURNED TO THE TRUST OR ITS AGENT WILL BE VOTED AS YOU INDICATE THEREON. IF A WHITE PROXY CARD IS RETURNED WITHOUT A VOTE INDICATED THEREON, THE SHARES WILL BE VOTED AGAINST PROPOSAL 2 AND TO WITHHOLD ON PROPOSAL 1.



    YOU MAY REVOKE ANY PROXY CARD YOU SEND TO THE BOARD OF DIRECTORS OF THE FUND, AND VOTE ON THE PROPOSALS BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED. ACCORDING TO THE FUND'S PRELIMINARY PROXY STATEMENT, THE BOARD OF DIRECTORS OF THE FUND WILL BE SOLICITING YOU TO SIGN A BLUE PROXY CARD.


                        INFORMATION CONCERNING THE TRUST

    As of August 2, 2001, the Trust held 1,146,600 shares of common stock, representing approximately 20.24% of the outstanding shares of the Fund. The Trust is an irrevocable grantor trust that was organized under the laws of Kansas for the benefit of Ernest Horejsi's issue. The three trustees of the Trust are Badlands Trust Company ('Badlands'), Ms. Susan Ciciora and Mr. Larry Dunlap. Mr. Dunlap is a director of Badlands and is a trustee of several trusts of which various Horejsi family members are beneficiaries. The Trust is domiciled in South Dakota and its business address is 614 Broadway, P.O. Box 801, Yankton, South Dakota 57078. Stewart Horejsi is Ernest Horejsi's son (and, as a result, a beneficiary of the Trust) and serves from time to time as an investment consultant to the Trust. Ms. Ciciora is Stewart Horejsi's daughter and is a trustee of several trusts of which she and other Horejsi family members are beneficiaries.

    The trustees of the Trust may be deemed to control the Trust and may be deemed to possess indirect beneficial ownership of the shares held by the Trust. However, none of the trustees, acting alone, can vote or exercise dispositive authority over shares held by the Trust. Accordingly, Badlands, Ms. Ciciora, and Mr. Dunlap disclaim beneficial ownership of the shares of common stock beneficially owned, directly or indirectly, by the Trust.

    Badlands is a South Dakota corporation organized to act as a private trust company to administer the Trust as well as other affiliated trusts. The directors of Badlands are Mr. Dunlap, Stephen C. Miller, Robert Ciciora, who is the brother-in-law of Ms. Ciciora, Gail G. Gubbells and Marty Jans. The executive officers of Badlands are Ms. Gubbells, President, Mr. Jans, Secretary, and Mr. Miller, Vice President and Assistant Secretary. Badlands is wholly owned by the Stewart R. Horejsi Trust No. 2, an irrevocable trust organized by Mr. Stewart Horejsi for the benefit of his issue. The trustees of the Stewart R. Horejsi Trust No. 2 are Badlands, Mr. Ciciora and Robert H. Kastner.

    The Trust has indicated since 1999 that it may seek control of the Fund, although at this time no decision has been made to actually seek control. The Trust is part of a group of affiliated entities that successfully took control of another closed-end fund, Preferred Income Management Fund (now Boulder Total Return Fund) in January 1999.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth certain information as of August 2, 2001, regarding the beneficial ownership of shares of common stock by (i) each beneficial owner of more than 5% of the outstanding shares of common stock (based upon filings with the SEC and the holdings of the Trust), (ii) the current executive officers and directors of the Fund (based on information contained in the Fund's most recent proxy statement), and (iii) all directors and executive officers as a group.

                                                         POSITION WITH      COMMON STOCK
NAME AND ADDRESS                                           THE FUND      BENEFICIALLY OWNED   PERCENT
----------------                                           --------      ------------------   -------
Ernest Horejsi Trust No. 1B ...........................       --             1,146,600        20.24%
  P.O. Box 801
  614 Broadway
  Yankton, South Dakota 57078
Directors and officers as a group......................       --                --              --

    The current directors and executive officers of the Fund do not own any shares of the Fund, according to the Fund's most recent proxy statement.


                             SHAREHOLDER PROPOSALS



    According to the Fund's Preliminary Proxy Statement, shareholder proposals intended for inclusion in the Fund's proxy statement in connection with the Fund's 2002 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), must be received by the Fund at the Fund's principal executive offices by May 28, 2002. In order for proposals made outside of Rule 14a-8 under the Exchange Act to be considered 'timely' within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Fund at the Fund's principal executive offices not later than August 1, 2002. Any shareholder who wishes to submit a proposal for consideration at a meeting of shareholders should send such proposal to the Fund at 2929 Allen Parkway, Houston, Texas 77019. The foregoing information is based upon the information provided in the Fund's Preliminary Proxy Statement and the Trust cannot confirm the accuracy or completeness of the information or advise shareholders as to whether this information may change.


                                THE SOLICITATION


    Proxies will be solicited by mail and, if necessary to obtain the requisite shareholder representation, by telephone, personal interview or by other means. Certain officers, directors or employees of entities related to the Trust may solicit proxies. In addition, the Trust has retained MacKenzie Partners, Inc. to assist and provide advisory services in connection with the solicitation for which it will be paid a fee not exceeding $25,000 and will be reimbursed for reasonable out-of-pocket expenses. The Trust will indemnify MacKenzie Partners, Inc. against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws.


    Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the accompanying WHITE proxy card to the beneficial owner of shares of common stock for whom they hold of record and the Trust will reimburse them for their reasonable out-of-pocket expenses.

    The expenses related to this proxy solicitation will be borne by the Trust. The Trust estimates that the total amount of expenses to be incurred by it in this proxy solicitation will be approximately $75,000. Expenses to date have been approximately $20,000.

    If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact MacKenzie Partners, Inc. at:


                           Call Toll-Free: (800) 322-2885



Dated: September 20, 2001

     If you have any questions concerning this Proxy Statement or need help voting your shares, please call:

                                     [Logo]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                       EMAIL: PROXY@MACKENZIEPARTNERS.COM
                          CALL COLLECT: (212) 929-5500
                          OR TOLL FREE (800) 322-2885

WHITE PROXY

                                   APPENDIX 1

                                   PROXY CARD

       THIS PROXY IS SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
          USLIFE INCOME FUND, INC. BY THE ERNEST HOREJSI TRUST NO. 1B

        PROXY FOR THE OCTOBER 30, 2001 ANNUAL MEETING OF SHAREHOLDERS OF
                            USLIFE INCOME FUND, INC.


   The undersigned holder of shares of common stock of USLIFE Income Fund, Inc., a Maryland corporation (the 'Fund'), hereby appoints Stewart R. Horejsi and Stephen C. Miller, and each of them, as attorneys and proxies for the undersigned, with full powers of substitution and revocation, to represent the undersigned and to vote on behalf of the undersigned all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Fund to be held in Meeting Room 1 of The Variable Annuity Life Insurance Company, Plaza Level, The Woodson Tower, 2919 Allen Parkway, Houston, Texas 77019, on Tuesday, October 30, 2001 at 2:00 p.m., local time, and any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Proxy Statement in Opposition of the Trust and hereby instructs said attorneys and proxies to vote said shares as indicated hereon. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. A majority of the proxies present and acting at the Meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.



IMPORTANT: Please indicate your vote by an 'X' in the appropriate box below. This proxy, if properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO WITHHOLD ON PROPOSAL 1 AND AGAINST PROPOSAL 2 BELOW.



Please refer to the Proxy Statement in Opposition for a discussion of the reasons for the Trust's opposition to Proposal 2.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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                            YOUR VOTE IS IMPORTANT!

                   Vote Your WHITE Proxy Card By Mail Today.



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WHITE PROXY


PROPOSAL 1: ELECTION OF THE FOLLOWING THREE NOMINEES AS DIRECTORS: JUDITH L.
            CRAVEN, NORMAN HACKERMAN, AND BEN. H. LOVE


                             [ ] FOR                [ ] WITHHOLD

            YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES BY MARKING THE FOR BOX AND STRIKING OUT THE NAME OF ANY SUCH NOMINEE.


PROPOSAL 2: APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE VARIABLE
            ANNUITY LIFE INSURANCE COMPANY AND THE FUND


                      [ ] FOR          [ ] AGAINST          [ ] ABSTAIN


   The Trust recommends that the shareholders vote AGAINST Proposal 2. The Trust makes no recommendation with respect to Proposal 1.


                                          SIGNATURE(S) _______________ DATE ____
                                          TITLE (IF APPLICABLE)_________________
                                          IMPORTANT: Please sign exactly as name
                                          appears hereon or on the proxy card
                                          previously sent to you. When shares
                                          are held by joint tenants, both should
                                          sign. When signing as an attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. If a corporation, please sign in
                                          full corporate name by the President
                                          or other duly authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized person.


         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

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                Please Return This Proxy Card Promptly By Mail.